Exhibit 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
Note: The ratio of earnings to fixed charges is calculated by adding income before taxes plus fixed charges and dividing that sum by fixed charges.

		Years Ended March 31,
	February 28, 2006
	(Inception)					Six Months Ended
	through March					September 30,
	31, 2006	2007	2008	2009	2010	2010

Fixed Charges:
Interest	$—	$5,520	$49,425	$6,140	$2,000	$375

Total fixed charges	$—	$5,520	$49,425	$6,140	$2,000	$375

Earnings:
Income/(loss) before income taxes	$(2,715)	$(1,100,674)	$(1,812,568)	$(4,544,521)	$(15,478,884)	$(5,449,756)
Add:
Total fixed charges (from above)	—	5,520	49,425	6,140	(2,000)	375

Total earnings for purposes of ratio	$(2,715)	$(1,095,154)	$(1,763,143)	$(4,538,381)	$(15,476,884)	$(5,449,381)

Ratio of earnings to fixed charges	—	—	—	—		—

     For the six months ended September 30, 2010 and for the years ended March 31, 2007, 2008, 2009 and 2010, our earnings were insufficient to cover fixed charges by $375, $5,520, $49,425, $6,140 and $2,000, respectively. For the period beginning February 28, 2006 (Inception) through March 31, 2006, we did not incur any fixed charges. Fixed charges consist of interest on all our indebtedness.